Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement, Amendment No. 2 to Form S-3 of Altair Nanotechnologies Inc. of our report dated February 25, 2011, relating to our audit of the consolidated financial statements as of December 31, 2010 and for each of the two years in the period ended December 31, 2010, which appears in the Annual Report on Form 10-K of Altair Nanotechnologies Inc. for the year ended December 31, 2011. Our report dated February 25, 2011, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Perry-Smith LLP

Sacramento, California
December 13, 2012